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                         October 7, 2022

       Richard D. Fairbank
       Chief Executive Officer
       Capital One Financial Corporation
       1680 Capital One Drive
       McLean, Virginia 22102

                                                        Re: Capital One
Financial Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 21,
2022
                                                            File No. 001-13300

       Dear Richard D. Fairbank:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program